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                                                                   Exhibit 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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
                                                   Three Months
                                                       Ended                         Years Ended December 31,
                                                     March 31,   --------------------------------------------------------------
                                                        2007         2006         2005         2004         2003         2002
                                                   ------------- ------------ ------------ ------------ ------------ ------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    327,341  $ 1,195,632  $ 1,057,654  $   911,840  $   724,507  $   683,364

  Fixed charges, excluding interest on deposits         205,963      692,646      463,209      281,244      267,379      301,518
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 533,304    1,888,278    1,520,863    1,193,084      991,886      984,882

  Interest on deposits                                  290,025    1.058,713      544,920      276,102      228,216      283,385
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $    823,329  $ 2,946,991  $ 2,065,783  $ 1,469,186  $ 1,220,102  $ 1,268,267
                                                    ============  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     54,916  $   186,863  $   106,333  $    61,256  $    81,070  $   150,310

     Long-term borrowings                               143,758      476,625      330,144      196,440      163,348      127,343

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                            7,289       29,158       26,732       23,548       22,961       23,865
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       205,963      692,646      463,209      281,244      267,379      301,518

     Interest on deposits                               290,025    1,058,713      544,920      276,102      228,216      283,385
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    495,988  $ 1,751,359  $ 1,008,129  $   557,346  $   495,595  $   584,903
                                                    ============  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           2.59 x       2.73 x       3.28 x       4.24 x       3.71 x       3.27 x

  Including interest on deposits                           1.66 x       1.68 x       2.05 x       2.64 x       2.46 x       2.17 x
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